EXHIBIT 4.22

SHAREHOLDERS AGREEMENT

BETWEEN:

Fortius Research and Trading Corp.

- and -

Xorax Family Trust

- and -

Quantum BioPharma Ltd.

TABLE OF CONTENTS

ARTICLE I PRELIMINARY MATTERS.		2
1.1	Recitals.	2
1.2	Prior Agreements.	2

ARTICLE II DEFINITIONS AND RULES OF INTERPRETATION..		2
2.1	Definitions.	2
2.2	Rules of Interpretation.	6
2.3	Entire Agreement	7
2.4	Applicable Law..	7

ARTICLE III TRANSFER OF SHARES.		8
3.1	Warranty as to Ownership.	8
3.2	Prohibition on Unauthorized Transfers.	8
3.3	New Shareholders.	8
3.4	Transfer to Permitted Transferees.	8

ARTICLE IV GENERAL..		9
4.1	Notices.	9
4.2	Term of Agreement	10
4.3	Implementation of this Agreement and Paramountcy.	10
4.4	Endorsement on Certificates.	11
4.5	Authorized Representative.	11
4.6	Waiver	11
4.7	Severability.	12
4.8	Equitable Remedies.	12
4.9	Binding Effect	12
4.10	Execution by Electronic Transmission.	12
4.11	Counterparts.	12

i

SHAREHOLDER AGREEMENT

THIS AGREEMENT is made the 13th, day of September, 2024.

BETWEEN:

FORTIUS RESEARCH AND TRADING CORP., a corporation incorporated under the laws of the Province of Ontario

(“Fortius”)

- and -

XORAX FAMILY TRUST, a trust under the laws of the Province of Ontario

(“Xorax”)

- and -

QUANTUM BIOPHARMA LTD., a corporation incorporated under the laws of the Province of Ontario

(“Quantum”)

RECITALS:

A.	The authorized capital of the Corporation consists of Class A Shares and Class B Shares.

B.	As at the date of this Agreement, the issued and outstanding shares in the capital of the Corporation consist of 12 Class A Shares and 1,864,400 Class B Shares.

C.	The parties to this Agreement are the holders of record and the beneficial owners of the following number of issued and outstanding Class A Shares in the capital of the Corporation:

Holder of Class A Shares	Number of Class A Shares
Fortius	6
Xorax	6

D.	The parties to this Agreement wish to make arrangements regarding certain aspects of their Class A Shares and their respective rights and obligations to each other.

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, conditions, agreements and promises contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, the parties agree as follows:

ARTICLE I

PRELIMINARY MATTERS

1.1 Recitals

Each party respectively acknowledges and declares that the foregoing Recitals, insofar as they relate to it, are true and correct.

1.2 Prior Agreements

Other than the Coattail Agreement, all other agreements regarding the matters contained in this Agreement, whether written or oral, are terminated.

ARTICLE II

DEFINITIONS AND RULES OF INTERPRETATION

2.1 Definitions

Throughout this Agreement, except as otherwise expressly provided, the following terms shall have the following corresponding meanings:

“Act” means the Business Corporations Act (Ontario).

“Affiliated Body Corporate” has the meaning given to it in the Act.

“Assumption Agreement” means an agreement among the Corporation, the Shareholders remaining after a Transfer of Shares and the transferee of those Shares pursuant to which the transferee of those Shares, if not a Shareholder before the Transfer, agrees to be bound by this Agreement in the same manner as if it had been an original party and to the same extent as the transferor Shareholder.

“Business Day” means any day which is not a Saturday, a Sunday or a day observed as a statutory or civic holiday under the laws of the Province of Ontario or the federal laws of Canada applicable in the Province of Ontario, on which the principal Canadian chartered banks in the City of Toronto, Ontario are open for business.

“Class A Share” means a class A multiple voting share in the capital of the Corporation.

“Class B Share” means a class B subordinate voting share in the capital of the Corporation.

“Coattail Agreement” means coattail agreement dated May 24, 2018 among the Corporation, Computershare Trust Company of Canada, Xorax, Fortius and Thomas Fairfull.

“Control” means, when applied to the relationship between a Person and a corporation, the beneficial ownership by that Person at the relevant time of shares of that corporation carrying the greater of (a) a majority of the voting rights ordinarily exercisable at meetings of shareholders of that corporation and (b) the percentage of voting rights ordinarily exercisable at meetings of shareholders of that corporation that are sufficient to elect a majority of the directors, and when applied to the relationship between a Person and a partnership, limited partnership, trust or joint venture, means the beneficial ownership by that Person at the relevant time of more than 50% of the ownership interests of the partnership, limited partnership, trust or joint venture or the contractual right to direct the affairs of the partnership, limited partnership, trust or joint venture; and the words “Controlled by”, “Controlling” and similar words have corresponding meanings; provided that a Person who Controls a corporation, partnership, limited partnership or joint venture will be deemed to Control a corporation, partnership, limited partnership, trust or joint venture which is Controlled by such Person and so on.

“Fortius Group” means, collectively, Fortius and any Person to whom Shares are transferred by Fortius or any other member of the Fortius Group in accordance with this Agreement, so long as such Person holds any Shares.

“Governmental Authority” means any government, regulatory authority, governmental department, agency, commission, board, panel, tribunal, Crown corporation or court or other law, rule or regulation-making entity having or purporting to have jurisdiction on behalf of any nation, or province, territory or state or other subdivision thereof or any municipality, district or other subdivision thereof.

“Group Representative” means, in the case of the Xorax Group, Xorax, and in the case of the Fortius Group, Fortius.

“Groups” means, collectively, the Xorax Group and the Fortius Group, and “Group” means any one of them.

“Member of the Immediate Family” means, with respect to any individual, that individual, the spouse of that individual, a person of the same or opposite sex with whom that individual is living in a conjugal relationship outside marriage and those individuals who are within the degrees of affinity and consanguinity that bar the marriage of that individual to such individual pursuant to the provisions of the Marriage Act (Ontario).

“Notices” has the meaning given to it in Section 4.1.

“Permitted Transferee” means:

(a)	with respect to any Shareholder,

(i)	the Principal of the Shareholder,

(ii)	a Member of the Immediate Family of the Principal of the Shareholder,

(iii)	a corporation of which the Members of the Immediate Family of the Principal of the Shareholder are at all times the legal and beneficial owners of shares carrying at least 100% of the issued and outstanding voting rights, which votes are sufficient, if exercised, to elect a majority of the board of directors of such corporation,

(iv)	a trust, the sole beneficiaries of which are the Members of the Immediate Family of the Principal of the Shareholder,

(v)	an Affiliated Body Corporate of the Shareholder; and

(b)	with respect to any Shareholder that is an individual,

(i)	a Member of the Immediate Family of that Shareholder,

(ii)	a corporation of which the Members of the Immediate Family of the Shareholder are at all times the legal and beneficial owners of shares carrying at least 100% of the issued and outstanding voting rights of such corporation, which votes are sufficient, if exercised, to elect a majority of the board of directors of such corporation, and

(iii)	a trust, the sole beneficiaries of which are the Members of the Immediate Family of the Shareholder.

“Person” means any individual, sole proprietorship, limited or unlimited liability corporation, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, body corporate, joint venture, trust, pension fund, union, Governmental Authority, and a natural person including in such person’s capacity as trustee, heir, beneficiary, executor, administrator or other legal representative.

“Principal” means Zeeshan Saeed in the case of Xorax and, Anthony Durkacz in the case of Fortius.

“Share” means only a Class A Share in the capital of the Corporation.

“Shareholders” means, collectively, Fortius and Xorax and any Person to whom Class A Shares may be Transferred or issued in accordance with this Agreement, so long as such Person holds any Class A Shares; and “Shareholder” means any one of them.

“Transfer” means to sell, assign, surrender, gift, transfer, pledge, mortgage, charge, create a security interest in, hypothecate or otherwise encumber any of the Shares or any interest, whether legal or beneficial, in the Shares, whether voluntary, involuntary, by operation of law or otherwise.

“Xorax Group” means, collectively, Xorax and any Person to whom Shares are transferred by Xorax or any other member of the Xorax Group in accordance with this Agreement, so long as such Person holds any Shares.

2.2 Rules of Interpretation

In this Agreement:

(a)	Time – Time is of the essence in and of this Agreement.

(b)	Calculation of Time – Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends. Where the last day of any such time period is not a Business Day, such time period shall be extended to the next Business Day following the day on which it would otherwise end.

(c)	Business Days – Whenever any action to be taken or payment to be made pursuant to this Agreement would otherwise be required to be made on a day that is not a Business Day, such action shall be taken or such payment shall be made on the first Business Day following such day.

(d)	Currency – Unless otherwise specified, all references to amounts of money in this Agreement refer to the lawful currency of Canada.

(e)	Headings – The descriptive headings preceding Articles and Sections of this Agreement are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Articles or Sections. The division of this Agreement into Articles and Sections shall not affect the interpretation of this Agreement.

(f)	Including – Where the word “including” or “includes” is used in this Agreement, it means “including without limitation” or “includes without limitation”.

(g)	Plurals and Gender – The use of words in the singular or plural, or referring to a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such persons or circumstances as the context otherwise permits.

(h)	Statutory References – Any reference to a statute shall mean the statute in force as at the date of this Agreement (together with all regulations promulgated thereunder), as the same may be amended, re-enacted, consolidated or replaced from time to time, and any successor statute thereto, unless otherwise expressly provided.

2.3 Entire Agreement

(a)	Except for the Coattail Agreement, this Agreement together with the agreements and other documents to be delivered pursuant to this Agreement, constitute the entire agreement between the parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral, written or otherwise, of the parties. Except for the Coattail Agreement, there are no representations, warranties, covenants or other agreements between the parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any document delivered pursuant to this Agreement.

(b)	No supplement, modification, amendment, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

2.4 Applicable Law

This Agreement shall be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

ARTICLE III

TRANSFER OF SHARES

3.1 Warranty as to Ownership

Each Shareholder represents and warrants that it is the registered and beneficial owner of that number of Shares set opposite its name in the Recitals to this Agreement, free and clear of all liens, claims, charges, security interests, encumbrances or rights in favour of other Persons, other than pursuant to this Agreement.

3.2 Prohibition on Unauthorized Transfers

Except as otherwise expressly permitted in this Agreement or unless the written consent of the other Shareholders is first obtained, no Shareholder shall Transfer any Shares. A change in the Control of a corporate Shareholder shall be deemed to be a Transfer by such Shareholder of its Shares and shall be prohibited unless the written consent of the other Shareholders is first obtained.

3.3 New Shareholders

Without limiting the effect of Section 3.2, no Person who is not a Shareholder may acquire Shares unless that Person first executes and delivers an Assumption Agreement.

3.4 Transfer to Permitted Transferees

Notwithstanding any other provision of this Agreement, each Shareholder shall be entitled after giving three (3) Business Days’ written notice to the other Shareholders and to the Secretary of the Corporation to Transfer any of the Shares beneficially owned by it to a Permitted Transferee, provided that:

(a)	in the case of a Permitted Transferee that is a corporation, the transferor Shareholder, the other shareholders of the Permitted Transferee and the Permitted Transferee agree not to transfer or issue any shares of the Permitted Transferee, either directly or indirectly, for so long as such Permitted Transferee shall own any Shares;

(b)	the transferor Shareholder guarantees the obligations of such Permitted Transferee under this Agreement;

(c)	the Permitted Transferee executes and delivers an Assumption Agreement; and

(d)	in the case of a Permitted Transferee that is a corporation, a certificate of the Secretary of the Permitted Transferee setting forth the names and addresses of all of the shareholders of the Permitted Transferee, together with their respective shareholdings in the Permitted Transferee.

ARTICLE IV

GENERAL

4.1 Notices

All notices, requests, demands or other communications required or permitted to be given by one party to another under this Agreement (each, a “Notice”) shall be given in writing and delivered by personal delivery or delivery by recognized national courier, sent by facsimile transmission or delivered by registered mail, postage prepaid, or by electronic communication (including e-mail addressed as follows:

(a)	If to Xorax:

3688 Stratton Woods Court Mississauga, Ontario L5L 4V2 Attention: Zeeshan Saeed E-Mail: zsaeed@quantumbiopharma.com

(b)	If to Fortius:

2045 Lake Shore Blvd W Suite 3006 Toronto, Ontario M8V 2Z6 Attention: Anthony Durkacz E-Mail: adurkacz@quantumbiopharma.com

(c)	If to the Corporation:

55 University Avenue, Suite 1003 Toronto, Ontario M5J 2H7 Attention: Donal Carroll E-Mail: dcarroll@quantumbiopharma.com or at such other address or facsimile number or e-mail address at which the addressee may from time to time notify the addressor. Any Notice delivered by personal delivery or by courier to the party to whom it is addressed as provided above shall be deemed to have been given and received on the day it is so delivered at such address. If such day is not a Business Day, or if the Notice is received after 4:00 p.m. (addressee’s local time), then the Notice shall be deemed to have been given and received on the next Business Day. Any Notice sent by prepaid registered mail shall be deemed to have been given and received on the fourth Business Day following the date of its mailing. Any Notice transmitted by facsimile shall be deemed to have been given and received on the day in which transmission is confirmed. If such day is not a Business Day or if the facsimile transmission is received after 4:00 p.m. (addressee’s local time), then the Notice shall be deemed to have been given and received on the first Business Day after its transmission. Notices sent to an e-mail address shall be deemed to be received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such Notice is not sent on a Business Day or is sent after 4:00 p.m. (addressee’s local time) on a Business Day, such Notice shall be deemed to have been given and received on the first Business Day after its transmission.

4.2 Term of Agreement

This Agreement shall take effect on the date first written above and shall remain in full force and effect unless otherwise agreed by all parties.

4.3 Implementation of this Agreement and Paramountcy

The parties hereto shall sign such further and other documents, cause such meetings to be held, cause such resolutions to be passed and such by-laws to be enacted, exercise their vote and influence and do and perform (and cause to be done and performed) such further and other acts or things as may be necessary or desirable in order to give full effect to this Agreement and every part of it. If any conflict shall appear between the articles, by-laws or resolutions of the Corporation and the provisions of this Agreement, the provisions of this Agreement shall govern and supersede the provisions of the articles, by-laws and resolutions. If there shall be any such conflict, the Shareholders shall amend the articles, by-laws and resolutions so as to ensure conformity with the terms of this Agreement.

4.4 Endorsement on Certificates

All share certificates of the Corporation shall be endorsed with the following legend:

“This certificate is subject to a shareholder agreement and is transferable only in accordance with the provisions of such agreement.”

4.5 Authorized Representative

For all purposes of this Agreement, any notice or other instrument in writing which is required to be delivered by a Group shall be effective only if such notice or other instrument is executed by each of the members of such Group or by the Group Representative on behalf of the Group, in which event the members of the other Group shall be entitled to rely on such notice or other instrument as being duly authorized by each member of the Group on whose behalf it has been delivered.

4.6 Waiver

Except as otherwise expressly set out herein, no waiver of any provision of this Agreement shall be binding unless it is in writing. No indulgence, forbearance or other accommodation by a party shall constitute a waiver of such party’s right to insist on performance in full and in a timely manner of all covenants in this Agreement or in any document delivered pursuant to this Agreement. Waiver of any provision shall not be deemed to waive the same provision thereafter, or any other provision of this Agreement at any time.

4.7 Severability

If any provision of this Agreement or portion thereof or the application thereof to any Person or circumstance shall to any extent be illegal, invalid or unenforceable: (a) the remainder of this Agreement or the application of such provision or portion thereof to any other Person or circumstance shall not be affected thereby; and (b) the parties will negotiate in good faith to amend this Agreement to implement the intentions set forth in this Agreement. Each provision of this Agreement shall be legal, valid and enforceable to the fullest extent permitted by law.

4.8 Equitable Remedies

The parties have acknowledged that the restrictions contained in this Agreement are reasonable, and if any party breaches the terms of this Agreement the remaining parties, in addition to any other rights and remedies, shall be entitled to equitable remedies that may include an injunction to stop the contravention of this Agreement or an order for specific performance to compel compliance with this Agreement.

4.9 Binding Effect

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

4.10 Execution by Electronic Transmission

The signature of any of the parties hereto may be evidenced by a facsimile, scanned email or internet transmission copy of this Agreement bearing such signature.

4.11 Counterparts

This Agreement may be signed in one or more counterparts, each of which so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument. Notwithstanding the date of execution or transmission of any counterpart, each counterpart shall be deemed to have the effective date first written above.

[SIGNATURE PAGES TO IMMEDIATELY FOLLOW]

IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date first written above.

FORTIUS RESEARCH AND TRADING CORP.

Per:	/s/ Anthony Durkacz
Authorized Signatory

XORAX FAMILY TRUST

Per:	Rehan Saeed
Authorized Signatory

QUANTUM BIOPHARMA LTD.

Per:	/d/ Donal Carroll
Authorized Signatory